Exhibit 10.5

2003 EIP Stock Units

2009 Stock Unit Award

Dear [Full Name]:

Effective May 13, 2009, you have been awarded [amount] Stock Units under the Centex Corporation 2003 Equity Incentive Plan (as such plan may be amended from time to time, the “Plan”).

This Award gives you the right to receive payment of a number of Shares of the common stock of Centex Corporation (the “Company”) equal to your vested Stock Units within the period specified in the Plan following each vesting date (or such earlier date that a substantial risk of forfeiture lapses as provided for under the Plan or in this Award), provided you are still employed by the Company or an Affiliate on each such vesting date.

This Award will vest at the rate of 33⅓% per year on each vesting date.  The vesting dates are as follows:  March 31, 2010, March 31, 2011, and March 31, 2012.  Notwithstanding the foregoing, if you die or incur a Disability while employed by the Company or an Affiliate prior to full vesting on March 31, 2012 and this Award is not forfeited as a result of the Pulte Change as provided in the second following paragraph, then the vesting of this Award will be accelerated as provided in the following sentence.  100% of your Stock Units will accelerate and vest upon your death or Disability unless your death or Disability occurs on or before December 31, 2009, in which case 100% of your Stock Units will accelerate and vest on January 1, 2010.

Notwithstanding any provisions of the Plan to the contrary, the provisions of the Plan that provide for (a) termination of restrictions in the event of your Retirement on or after age 65, and (b) acceleration of vesting upon a Change in Control, shall not apply to this Award.

Notwithstanding any other term or provision of this Award to the contrary, this Award will be completely forfeited, with no separate compensation being provided to you, if the announced combination of the Company and Pulte Homes, Inc. is consummated on or before December 31, 2009 (the “Pulte Change”).

Except as provided above, you will forfeit unvested Stock Units to the Company for no consideration if, prior to the applicable vesting date(s), you cease for any reason to be an employee of at least one of the employers in the group of employers consisting of the Company and its Affiliates.

Participants receiving this Award were not provided an opportunity to make a deferred payment election on this Award.

The Company may cancel and revoke this Award and/or replace it with a revised award at any time if the Company determines, in its good faith judgment, that this Award was granted in error or that this Award contains an error.  In the event of such determination by the Company, and written notice thereof to you at your business or home address, all of your rights and all of the Company's obligations as to any unvested portion of this Award shall immediately terminate.  If the Company replaces this Award with a revised award, then you will have all of the benefits conferred under the revised award, effective as of such time as the revised award goes into effect.

This Award is subject to the Plan, and the Plan will govern where there is any inconsistency between the Plan and this Award.  The provisions of the Plan are also the provisions of this Award, and all terms, provisions and definitions set forth in the Plan are incorporated into this Award and made a part of this Award for all purposes.  Capitalized terms used and not otherwise defined in the Plan have the meanings ascribed to such terms in the Plan.  A copy of the Plan is available to you upon request to the Law Department during the term of this Award.  This Award is subject to the Company’s Policy on Recoupment in Restatement Situations, and you agree that you will comply with the terms of that Policy.

This Award has been signed by Centex Corporation and delivered to you, and (when signed by you) has been accepted by you effective as of May 13, 2009.

ACCEPTED	CENTEX CORPORATION

[Full Name]	Timothy R. Eller Chairman & Chief Executive Officer